Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

People’s United Financial, Inc.,

People’s United Bank,

Bridgeport Merger Corporation,

LSB Corporation,

and

River Bank

Dated as of July 15, 2010

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3.28	CRA; Anti-money Laundering; Privacy Regulations	31
3.29	Transactions with Affiliates	32
3.30	Inapplicability of Takeover Provisions	32
3.31	Brokers; Fairness Opinion	32
3.32	Rights Agreement	33
3.33	Company Information	33
3.34	Disclosure	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		33
4.1	Making of Representations and Warranties	33
4.2	Organization, Standing and Authority	34
4.3	Corporate Power	34
4.4	Corporate Authority	34
4.5	Regulatory Approvals	35
4.6	Non-Contravention	35
4.7	Certificate of Incorporation; Bylaws	35
4.8	Compliance with Laws	35
4.9	Litigation	36
4.10	Regulatory Capitalization	36
4.11	Absence of Regulatory Actions	36
4.12	Financial Condition of Buyer	36
4.13	Absence of Certain Changes or Events	36
4.14	Net Worth	37
4.15	Sufficient Funds	37
4.16	Brokers	37
4.17	Information Supplied	37
4.18	Disclosure	37

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		37
5.1	Company Forbearances	37
5.2	Buyer Forbearances	41

ARTICLE VI ADDITIONAL AGREEMENTS		42
6.1	Reasonable Best Efforts	42
6.2	Shareholder Approval	42
6.3	Publicity	44
6.4	Access; Information	44
6.5	No Solicitation	45
6.6	Takeover Laws	48
6.7	Regulatory Applications; Filings; Consents	48
6.8	Indemnification; Directors’ and Officers’ Insurance	50
6.9	Employees; Benefit Plans	51
6.10	Notification of Certain Matters	54
6.11	Confidentiality Agreement	54
6.12	Current Information	55
6.13	Transition; Informational Systems Conversion	55
6.14	Access to Suppliers	55

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6.15	Stock Exchange De-listing	56
6.16	Director Resignations	56
6.17	Coordination	56
6.18	Shareholder Litigation	57
6.19	Section 16 Matters	57

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		57
7.1	Conditions to Each Party’s Obligations to Effect the Merger	57
7.2	Conditions to the Obligations of Buyer	57
7.3	Conditions to the Obligations of the Company	58

ARTICLE VIII TERMINATION		59
8.1	Termination	59
8.2	Effect of Termination and Abandonment	60

ARTICLE IX MISCELLANEOUS		62
9.1	Survival	62
9.2	Certain Definitions	62
9.3	Waiver; Amendment	68
9.4	Expenses	69
9.5	Notices	69
9.6	Understanding; No Third Party Beneficiaries	70
9.7	Assignability; Binding Effect	70
9.8	Headings; Interpretation	70
9.9	Counterparts; Delivery	71
9.10	Governing Law	71
9.11	Jurisdiction	71
9.12	Severability	72
9.13	Enforcement	72

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INDEX OF DEFINED TERMS

2009 Buyer Financial Statements	36
2009 Company Financial Statements	14
2010 Annual Bonuses	53
409A Plan	20
Acquisition Proposal	46
Acquisition Transaction	46
Affiliate	62
Agreement	1
Articles of Merger	2
Bank	51
Bank Merger	1
Bankruptcy and Equity Exception	10
Burdensome Conditions	49
Business Day	62
Buyer	1
Buyer Balance Sheet	36
Buyer Balance Sheet Date	36
Buyer Bank	1
Buyer Board	34
Buyer Disclosure Letter	33
Buyer Material Adverse Effect	62
Buyer Representatives	44
Certificate	4
Classified Loans	29
Closing	2
Closing Date	2
Code	6
Company	1
Company 2009 Form 10-K	14
Company Balance Sheet	14
Company Balance Sheet Date	14
Company Bank	1
Company Bank Board	10
Company Bank Severance Pay Plan	52
Company Board	10
Company Common Stock	1
Company Disclosure Letter	7
Company Employees	51
Company Intellectual Property	25
Company Material Adverse Effect	62
Company Material Contract	27
Company Meeting	43
Company Property	22
Company Recommendation	44

Company Representatives	45
Company SEC Documents	14
Company Shareholder Approval	11
Company Shareholders	63
Company Stock Plans	6
Company Subsequent Determination	47
Confidential Buyer Information	55
Confidentiality Agreement	63
CRA	11
Derivative Contracts	30
DIF	31
Effective Date	2
Effective Date Holder	4
Effective Time	2
Employee Program	21
Engagement Letter	32
Environment	24
Environmental Law	25
ERISA	19
ERISA Affiliate	21
ESOP	19
Exchange Act	63
Exchange Fund	4
Expense Amount	61
FDIA	31
FDIC	63
FHLB	8
Financial Advisor	32
FRB	8
GAAP	63
Governmental Authority	63
Hazardous Material	24
Indemnified Parties	50
Indemnified Party	50
Informational Systems Conversion	55
Intellectual Property	26
Interagency Information Security Guidelines	31
IRS	16
Knowledge	63
Known	63
Liens	9
Loan Property	24
Loans	29

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maintains	21
Maximum D&O Tail Premium	51
MBCA	2
Merger	1
Merger Consideration	3
Merger Sub	1
MHPF	11
Multiemployer Plan	21
Notice of Superior Proposal	47
Oil	24
Option	6
Option Consideration	6
OTS	34
Participation Facility	24
Paying Agent	4
person	63
Person	63
Policies, Practices and Procedures	30
Proxy Materials	43
Proxy Statement	11

Regulatory Approvals	63
Restricted Stock	6
Rights Agreement	63
SEC	13
Securities Act	64
Subsidiary	64
Superior Proposal	46
Surviving Corporation	2
Takeover Laws	32
Tax Returns	64
Taxes	64
Termination Date	59
Termination Fee	60
Treasury Stock	64
USA Patriot Act	31
Voting Agreement	1
Voting Agreement Shareholder	1
Voting Agreement Shareholders	1
Voting Agreements	1

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This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2010 (this “Agreement”), is by and among People’s United Financial, Inc., a Delaware corporation (the “Buyer”), People’s United Bank, a federally-chartered stock savings bank and wholly owned subsidiary of Buyer (the “Buyer Bank”), Bridgeport Merger Corporation, a Massachusetts corporation and wholly owned subsidiary of Buyer (the “Merger Sub”), LSB Corporation, a Massachusetts corporation (the “Company”), and River Bank, a Massachusetts-chartered stock savings bank and wholly owned subsidiary of the Company (the “Company Bank”). Any capitalized term used and not otherwise defined in this Agreement shall have the meaning set forth in Section 9.2.

BACKGROUND STATEMENTS:

A. The respective Boards of Directors of Buyer, Buyer Bank, Merger Sub, the Company and Company Bank have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth in this Agreement: (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”); and (ii) simultaneously with the Merger, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

B. As a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (each a “Voting Agreement Shareholder” and collectively, the “Voting Agreement Shareholders”) has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $.10 per share, of the Company (“Company Common Stock”), in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

C. As an inducement to the Company and the Company Bank to enter into this Agreement, Buyer and Buyer Bank have undertaken to use their reasonable best efforts to consummate the Merger not later than December 31, 2010; and

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, the satisfaction or waiver of the conditions set forth herein, and in reliance upon the representations,

warranties and covenants set forth herein, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”). Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the laws of the Commonwealth of Massachusetts (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

1.2 Bank Merger. The parties intend that the Bank Merger shall occur simultaneously with the Merger. As soon as practicable after the execution of this Agreement and prior to the filing of applications for regulatory approval, Buyer Bank and Company Bank shall enter into a Plan of Bank Merger providing for the Bank Merger, and each of Buyer and the Company shall, to the extent required, approve the Plan of Bank Merger. The Plan of Bank Merger shall be in a form to be specified by Buyer and approved by the Company (such approval not to be unreasonably withheld or delayed).

1.3 Effective Date and Effective Time; Closing; Effects of the Merger.

(a) On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub and the Company shall execute and file with the Secretary of Commonwealth of Massachusetts the Articles of Merger related to the Merger (the “Articles of Merger”). The Merger provided for herein shall become effective upon the acceptance for filing by the Secretary of Commonwealth of Massachusetts the Articles of Merger or such later date and time as may be set forth in the Articles of Merger. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be such date and time as the Merger becomes effective.

(b) Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after all of the conditions to the closing set forth in Article VII (other than conditions to be satisfied at Closing, which are satisfied or waived (subject to applicable law) at the Closing) have been satisfied or waived in accordance with terms hereof, at the principal offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or such other place or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. At the Closing, there shall be delivered to Buyer and the Company the certificates and other documents required to be delivered pursuant to Article VII.

(c) At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Sub, as provided under Section 11.07 of the MBCA.

1.4 Articles of Organization and Bylaws. The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form of the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable law.

1.5 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any shareholder of the Company or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation.

(b) Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Buyer (other than Merger Sub), in each case, other than shares held in a fiduciary capacity (including custodial or agency), shall remain outstanding as shares of the Surviving Company, and no cash or other consideration shall be delivered in exchange therefor.

(d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and shares referred to in Section 2.1(c)) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive in cash $21.00 (the “Merger Consideration”). The Merger Consideration shall be payable to the holder thereof, in each case without interest and less applicable Tax withholdings, if any, upon surrender of the certificate formerly representing such share of the Company Common Stock and such other documents as Buyer reasonably may require in accordance with Section 2.3.

(e) In addition to the Merger Consideration, Buyer shall pay or cause to be paid together with the Merger Consideration (i) any regular quarterly dividend declared in accordance with Section 5.1(c) but unpaid as of the Closing Date, with respect to each share of Company Common Stock issued and outstanding on the record date for such dividend; and (ii) an amount per share of Company Common Stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared in accordance with Section 5.1(c) and paid prior to the Closing Date through and including the Closing Date.

2.2 Rights as Shareholders; Closing of the Company’s Transfer Books.

(a) All shares of Company Common Stock, when converted as provided in Section 2.1(d), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares, and all uncertificated shares, shall thereafter represent only the right to receive the Merger Consideration for each such share of Company Common Stock. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time, as provided in Section 2.1(e).

(b) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

2.3 Exchange Procedures.

(a) Prior to the Effective Time, Buyer shall designate an independent third party reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and at the Closing, Buyer shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate amounts payable under Section 2.1(d) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time but in no event later than five (5) Business Days after the Effective Date, Buyer shall cause the Paying Agent to mail to each holder of record of Certificates representing Company Common Stock at the Effective Time (each an “Effective Date Holder”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(d): (i) a letter of transmittal in customary form for transactions of this nature (which shall specify that for holders of shares issued in certificated form, delivery of such holder’s Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer or the Paying Agent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon delivery to the Paying Agent of a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, including delivery of Certificates, each Effective Date Holder shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock covered by the letter of transmittal, in accordance with Section 2.1(d), and the Certificates so surrendered shall be cancelled. If a transfer of ownership of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Merger Consideration may be issued to the transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock that holds such shares in book-entry form (rather than through a certificate) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(d).

(c) Promptly following the date that is one (1) year after the Effective Time, the Paying Agent, if requested by Buyer, shall deliver to Buyer (or to such other Person as directed by Buyer) all cash and any documents in its possession or control relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, if applicable, each holder of a Certificate may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Merger Consideration, payable upon due surrender of the Certificate without any interest thereon.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Buyer or the Paying Agent may, in its discretion, require the delivery of an indemnity or bond in customary amount against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

(e) The Paying Agent shall invest any funds held by it for purposes of this Section 2.3 as directed by Buyer. Any interest and other income resulting from such investments shall be paid to Buyer. To the extent that there are losses with respect to any such investments, Buyer shall be responsible to ensure that the Paying Agent has access to funds sufficient to make any required payments under this Article II promptly when due.

(f) None of Buyer, the Company, Buyer Bank, Company Bank, Merger Sub or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time, or immediately prior to such earlier date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Authority, the amount payable in respect thereof shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.4 Options; Restricted Stock.

(a) At the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any of the Company 2006 Stock Option and Incentive Plan, and Company Bank 1997 Stock Option Plan (the “Company Stock Plans”), whether or not then vested or exercisable, shall not be assumed by Buyer and automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option (the “Option Consideration”). For the avoidance of doubt, Buyer and the Company acknowledge and agree that any Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire without the right to receive any Company Common Stock or any payment in lieu thereof. As soon as reasonably practicable after the Effective Time, Buyer or the Surviving Corporation shall mail to each holder of an Option immediately prior to the Effective Time, a check in an amount equal to the Option Consideration due and payable to such holder pursuant to this Section 2.4(a) in respect of such Option. Notwithstanding the foregoing, the Company shall provide each holder of outstanding Options the opportunity to exercise in full all such Options for at least fifteen (15) days prior to the Effective Time (as well as advance written notice thereof, as required by the terms of the Company Stock Plans).

(b) At the Effective Time, each share of restricted Company Common Stock outstanding as of the Effective Time and issued pursuant to the Company 2006 Stock Option and Incentive Plan (“Restricted Stock”) shall represent a right to receive the Merger Consideration pursuant to Section 2.1 above and all transfer restrictions thereon shall lapse.

2.5 Tax Withholding. Each of Buyer, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or Options, as the case may be, such amounts as Buyer, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, the Surviving Corporation, or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Paying Agent.

2.6 Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration or (b) materially impede or delay consummation of the Merger. In the event Buyer elects to make such a change, the parties agree to execute appropriate documentation to reflect such change as Buyer may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer, Buyer Bank and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Company Bank jointly and severally hereby make to Buyer, Buyer Bank and Merger Sub the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, the Company has delivered to Buyer, Buyer Bank and Merger Sub a disclosure letter (the “Company Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s and Company Bank’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c). Without limiting the scope of the immediately preceding sentence, any disclosure made in the Company Disclosure Letter with respect to a Section of this Article III shall be deemed to qualify (i) any subsection of such Section specifically referenced or cross-referenced and (ii) any other Section or subsection of this Article to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure is relevant to such other Section or subsection and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other Section or subsection.

(c) No representation or warranty of the Company and Company Bank contained in this Article III shall be deemed untrue or incorrect, and the Company and Company Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, change, development, effect, circumstance or event unless such fact, change, development, effect, circumstance or event, individually or taken together with all other facts, changes, developments, effects, circumstances or events inconsistent with any section of this Article III (read for this purpose without regard to any individual reference to materiality, material adverse effect or Company Material Adverse Effect), has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4(a), 3.5, 3.6, 3.9(a), 3.13(i), 3.15(h) and 3.30, as well as the first two sentences of Section 3.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Company Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Boston.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Company Common Stock, of which 4,506,686 shares are issued and outstanding (including 6,750 shares of Restricted Stock), and (ii) 5,000,000 shares of preferred stock, par value $.10 per share, none of which are issued and outstanding. As of the date hereof, there were 200,000 shares of the Company’s preferred stock designated as “Series A Junior Participating Preferred Stock” and reserved for issuance pursuant to the Rights Agreement. In addition, as of the date hereof, there are 210,400 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Other than shares issuable under the Rights Agreement, and except as set forth on Schedule 3.3 of the Company Disclosure Letter, (A) there are no additional shares of the Company’s capital stock or other equity interests authorized or reserved for issuance, (B) the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of capital stock or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock or other equity interests issued and outstanding, and (C) the Company does not have, and is not bound by, any commitment to authorize, register, issue, transfer or sell any such shares or other rights.

(b) Except for the Rights Agreement and as set forth on Schedule 3.3 of the Company Disclosure Letter, there are no outstanding contractual obligations or other commitments of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company.

(c) Schedule 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the Option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share. Schedule 3.3 of the Company Disclosure Letter also sets forth the weighted average exercise price of all outstanding Options.

(d) The Company Board has taken all action necessary under the Company’s Dividend Reinvestment and Common Stock Purchase Plan to suspend the purchase of shares of Company Common Stock thereunder, effective as of 12:01 A.M. on the Business Day next following the date of this Agreement and continuing unless and until this Agreement is terminated in accordance with its terms.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders may vote, and it is not party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, the authorized and outstanding shares of capital stock of such Subsidiary, and the record or beneficial owner of such shares of capital stock, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued, sold or otherwise transferred (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except for equity interests held in the investment portfolios of the Company’s Subsidiaries, a list of which is set forth on Schedule 3.4 of the Company Disclosure Letter, equity interests held by the Company’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of the Company’s Subsidiaries, including stock in the FHLB of Boston, in each case acquired in the ordinary course of business consistent with recent past practice, and except as set forth on Schedule 3.4 of the Company Disclosure Letter, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization, is validly existing and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and correct list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Letter.

(d) Except for its ownership of Company Bank, the Company does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.5 Corporate Power. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of the Company and Company Bank has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Company Shareholder Approval.

3.6 Corporate Authority. Subject only to the receipt of Company Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Board of Directors of the Company (the “Company Board”) and Company Bank and the board of directors of Company Bank (the “Company Bank Board”). The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. The Company Board and the Company Bank Board (i) adopted this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) voted to recommend that the holders of Company Common Stock vote for the approval of this Agreement at the Company Meeting. Each of the Company and Company Bank has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by Buyer, Buyer Bank, and Merger Sub, this Agreement is a legal, valid and binding agreement of the Company and Company Bank, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles (the “Bankruptcy and Equity Exception”).

3.7 Non-Contravention. Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, the receipt of the Company Shareholder Approval and the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger, and except as set forth on Schedule 3.7 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by each of the Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, give rise to any Lien, result in a right of termination or the acceleration of any right or obligation under (or have any of such results or effects upon notice or lapse of time, or both), any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Organization or Bylaws or Company Bank’s Articles of Organization or Bylaws or the articles of organization or bylaws (or similar governing documents) of any other Subsidiaries of the Company, or (iii) require the consent or approval of any third party under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

3.8 Articles of Organization; Bylaws; Corporate Records. The Company has made available to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the Articles of Organization and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Organization or Bylaws; and the Company Bank is not in violation of any of the terms of its Articles of Organization or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records in all material respects of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Regulatory Approvals.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the OTS, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) any required applications, filings, waivers or notices with any federal or state banking or other regulatory authorities and approval of or non-objection to such applications, filings, waivers and notices, (iii) the obtaining by Buyer of a letter from the Massachusetts Housing Partnership Fund (the “MHPF”) to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF, (iv) the filing of the Articles of Merger and Articles of Merger relating to the Bank Merger, (v) the filing with the SEC of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Shareholders approval and the filing of such other reports under and such other compliance with the Exchange Act as may be required in respect of this Agreement and the transactions contemplated hereby, (vi) the approval of this Agreement by the holders of not less than two-thirds of the shares of Company Common Stock then outstanding and entitled to vote at the Company Meeting (the “Company Shareholder Approval”), and (vii) to the extent applicable, compliance with the rules and regulations of the Nasdaq Stock Market.

(b) As of the date hereof, the Company is not aware of any reason relating to the Company or Company Bank (including, without limitation, Community Reinvestment Act (“CRA”) compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.10 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, state usury laws, the Bank Secrecy Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Truth in Savings Act, and all other applicable consumer protection laws, fair lending laws and other laws relating to discriminatory business practices. In addition, each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, privacy policies and terms of use or other contractual obligations relating to privacy, data security, and the collection, storage, use and dissemination of consumer information, including nonpublic personal information. The Company and each of its Subsidiaries have reasonable data security and consumer information protections in place, in compliance with the Interagency Information Security Guidelines, and there has been no material breach thereof or loss of data since December 31, 2006;

(b) has all material permits, licenses, authorizations, orders, franchises and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such material permits, licenses, authorizations, orders, franchises and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has not received, since December 31, 2006, any written, or to the Knowledge of the Company, oral, notification from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any statute, law, regulation, ordinance, rule, judgment, order or decree, or threatening an investigation with respect to possible violations of same, (ii) threatening revocation of any license, authorization, order, franchise or approval, (iii) threatening revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the Knowledge of the Company, is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to such revocation or termination), or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company or any of its Subsidiaries within a certain time period or indefinitely; and

(d) has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable law and common law, and none of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.11 Litigation; Regulatory Action.

(a) Except as set forth in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof) or as set forth on Schedule 3.11 of the Company Disclosure Letter, no litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any of the current or former directors or executive officers of the Company and its Subsidiaries, to the extent related to or affecting the business of the Company or any of its Subsidiaries), and, to the Knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would result in a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any cease-and-desist or other order or enforcement action, assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the FDIC, the OTS, and the Massachusetts Commissioner of Banks) or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since December 31, 2006, a recipient of any supervisory letter from, or since December 31, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their Subsidiaries.

(c) No Governmental Authority has advised the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, orally, that it will issue any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission, nor to the Knowledge of the Company is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to the issuance of any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.12 SEC Documents; Financial Reports; and Regulatory Reports.

(a) The Company has filed all required reports, registration statements, proxy statements and information statements with the Securities and Exchange Commission (“SEC”)

since December 31, 2006, and has paid all fees and assessments due and payable in connection therewith. The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2009 (the “Company 2009 Form 10-K”), and all other reports, registration statements, definitive proxy statements and information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the SEC, and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply, at the time filed, in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain, at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has provided to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the audited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of December 31, 2009 (the “Company Balance Sheet Date”) and the audited consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements of the Company and its Subsidiaries for each of the years in the two-year period ended December 31, 2009 (together with the Company Balance Sheet, the “2009 Company Financial Statements”). The Company Balance Sheet, and each of the balance sheets contained in or incorporated by reference into any Company SEC Document, including Company SEC Documents filed with the SEC after the date hereof, (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date; and each statement of income and changes in shareholders’ equity and cash flows or equivalent statements in the 2009 Company Financial Statements and each such statement contained in or incorporated by reference into any Company SEC Document, including Company SEC Documents filed with the SEC after the date hereof, (including any related notes and schedules thereto) fairly present and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Since December 31, 2009, except for (i) liabilities that are fully reflected or reserved against in the Company Balance Sheet, (ii) liabilities discharged or otherwise satisfied in the ordinary course of business consistent with recent past practices, and (iii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with recent past practices or in connection with this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise). The books and records of the Company and its Subsidiaries have been, and will be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Each of the balance sheets contained in or incorporated by reference into any Company SEC Document, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Document has been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in Section 3.12(d).

(d) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) Since December 31, 2006, neither the Company nor any of its Subsidiaries has received any SEC comment letter. The Company has made available to Buyer true, correct and complete copies of all written correspondence between the Company and its Subsidiaries and the SEC occurring since January 1, 2008 and the date of this Agreement.

(f) Since December 31, 2006, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Commissioner of Banks and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations (and have paid all fees and assessments due and payable in connection therewith) and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations.

3.13 Absence of Certain Changes or Events. Except as disclosed in Schedule 3.13 of the Company Disclosure Letter or in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof), or as otherwise expressly contemplated by this Agreement, since December 31, 2009, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have not taken any action that would have been prohibited by Section 5.1 if taken after the date of this Agreement.

3.14 Taxes and Tax Returns. Except as set forth on Schedule 3.14 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries have timely filed (or have caused to be timely filed on their behalf) (after taking into account any extension of time within which to file) in correct form all Tax Returns that were required to be filed by any of them, and have paid (or have caused to be paid on their behalf) all Taxes whether or not shown as due on any Tax Returns, except for Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being diligently contested in good faith and which are described on Schedule 3.14 of the Company Disclosure Letter and for which adequate reserves have been established in accordance with GAAP. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2005 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There is no dispute pending or written claim asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waiver extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There is no Lien for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. To the knowledge of the Company, no written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.

(c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the Company Balance Sheet Date. In addition, (A) proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the Tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local Tax Returns, which are complete and accurate in all material respects, have been filed by the Company and each of its Subsidiaries for all periods for which Tax Returns were due with respect to income Tax withholding, Social Security and unemployment Taxes; and (C) the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2009 Form 10-K, or, with respect to Tax Returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such Tax Returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with recent past practice. The Company has made available to Buyer, Buyer Bank and Merger Sub correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2005.

(d) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

(e) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “listed transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(g) Neither the Company nor any of its Subsidiaries (i) has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent or (ii) has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) Except as set forth on Schedule 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it or its successor after the Merger to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

(i) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

(j) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries that would affect the calculation of Taxes owed by the Company, the Surviving Corporation or any of their respective Affiliates for any period after December 31, 2005.

(l) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) of the Company Disclosure Letter sets forth a list of every Employee Program that is currently maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate has any liability, known or unknown.

(b) Except as described in Schedule 3.15(b) of the Company Disclosure Letter, each Employee Program maintained by the Company or an ERISA Affiliate which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, or an application for such a determination has been or will be submitted within the applicable period established by the IRS. All amendments and filings required to maintain the qualified status of any Employee Program after initial qualification have been adopted or made on a timely basis. No event or omission has occurred which would reasonably be likely to cause any Employee Program to lose its qualification to provide tax-favored benefits under the applicable Code

Section (including, without limitation, Code Sections 105, 106, 125, 132, 137 or 401(a)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any material redemption fee or surrender charge. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Each Employee Program intended to qualify as an employee stock ownership plan within the meaning of Section 4975(e) of the Code (an “ESOP”) satisfies the applicable requirements of Section 409 of the Code including, without limitation, Section 409(e). Each ESOP provides that shares of Company Common Stock held as a plan asset shall be voted in a manner that conforms with the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(d) None of the Company or any ERISA Affiliate has failed to comply, and all Employee Programs are in compliance, both in form and operation, with any laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate. With respect to any Employee Program maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, with respect to any such Employee Program. All payments and contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to any and all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been properly accrued.

(e) Neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) a Multiemployer Plan. Except as described in Schedule 3.15(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302. Except as described in Schedule 3.15(e) of the Company Disclosure Letter, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA or comparable state law) or has ever promised to provide such post-termination health care benefits.

(f) With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer, Buyer Bank and Merger Sub: (i) all documents embodying such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the two

(2) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the two (2) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (vi) any correspondence since December 31, 2005 from any Governmental Authority with respect to any Employee Program that threatens any litigation, claim, suit, investigation or other proceeding against the Company, any ERISA Affiliate or any Employee Program or that refers to or alleges any fact or circumstance which could reasonably be expected to give rise to any such litigation, claim, suit, investigation or other proceeding, together with any response thereto by or on behalf of the Company or of any Subsidiary or Employee Program.

(g) Except as described in Schedule 3.15(g) of the Company Disclosure Letter, each Employee Program required to be listed on Schedule 3.15(a) of the Company Disclosure Letter may be amended, terminated, or otherwise modified by the Company subject to applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has restricted the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program.

(h) Except as described in Schedule 3.15(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or service provider of the Company or any of its Subsidiaries or result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state laws, including securities laws, including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “blue sky” laws.

(j) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and any other applicable federal or state law.

(k) Except as set forth on Schedule 3.15(k) of the Company Disclosure Letter, no Employee Program is a nonqualified deferred compensation plan, as such term is defined under Code Section 409A(d)(1) and the guidance thereunder (a “409A Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(l) Except as set forth in Schedule 3.15(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Employee Program, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect including, without limitation, any defect that would qualify for correction under any such program.

(m) Except as set forth in Schedule 3.15(m) of the Company Disclosure Letter, each Employee Program that is a “single employer plan” (within the meaning of Section 3(41) of ERISA) that is maintained by the Company or any ERISA Affiliate that is intended to satisfy the qualifications requirements of Section 401(a) of the Code has assets valued in excess of the accumulated benefit obligations of such plan.

(n) For purposes of this Agreement:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all employment, stock incentive, stock purchase, bonus, retention or incentive award, vacation, fringe benefit, severance pay, deferred compensation, non-qualified retirement, supplemental income and other similar agreements, plans, policies and arrangements, and any arrangements not described in (A) above that are intended to comply with Code Sections 105, 106, 120, 125, 127, 129, 132 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such trust or organization.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees, directors or independent contractors of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Section 414(b).

(iv) “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 4063 of ERISA.

3.16 Labor Matters. The Company and its Subsidiaries are, and since December 31, 2006 have been, in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities of the Company or its Subsidiaries. To the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub a copy of all written policies and procedures related to the Company’s and its Subsidiaries’ employees.

3.17 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.17 of the Company Disclosure Letter lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and, to the Knowledge of the Company, all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.18 Environmental Matters. Except as described in Schedule 3.18 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (each, a “Company Property”) and, to the Knowledge of the Company, the Loan Properties, are, and, since December 31, 2006, have been, in material compliance with all Environmental Laws.

(b) The Company has not received any notice from the United States Environmental Protection Agency, the Massachusetts Department of Environmental Protection, or any other Governmental Authority claiming that (i) any Company Property or any use thereof violates any Environmental Law, or (ii) the Company or any of its Subsidiaries or any of their respective employees or agents has violated any Environmental Law with respect to any Company Property.

(c) Neither the Company nor any of its Subsidiaries has any outstanding liability to the Commonwealth of Massachusetts, the United States of America or any other Governmental Authority under any Environmental Law. No Lien against any Company Property has arisen due to any Environmental Law.

(d) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Materials or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.18(d) would reasonably be based.

(f) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, on, affecting or from any Company Property or Loan Property, and no Hazardous Material is present at, on, affecting or from any Company Property or Loan Property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws. To the Knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or any previously owned, operated or leased property, there was no release or presence of Hazardous Material or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws.

(g) No Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located at, on, affecting or from any Company Property, whether or not in reportable quantities, or have been in any manner introduced onto any Company Property, including, without limitation, any septic, sewage or other waste disposal systems servicing any Company Property, in material violation of any Environmental Law.

(h) To the Knowledge of the Company, there is no underground storage tank on or under any Company Property.

(i) The Company has obtained and is in compliance with every material permit, license and approval required for any activity or operation at any Company Property by any Environmental Law.

(j) Neither the Company nor any of its Subsidiaries is an owner or operator (as such terms are defined under any Environmental Law) of any Loan Property, and neither the Company nor any of its Subsidiaries has any relationship to a Participation Facility.

(k) The Company has delivered to Buyer an accurate list, together with correct and complete copies, of any and all environmental monitoring, sampling, tests or studies, and any report in respect thereof, which the Company or any of its Subsidiaries may have initiated, or were conducted by or on behalf of the Company or any of its Subsidiaries and any and all environmental tests, studies or reports conducted or made by others which are in the possession of the Company or any of its Subsidiaries in respect of any Company Property.

(l) For purposes of this Agreement:

(i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property;

(ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property, pursuant to any Environmental Law;

(iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance (whether solid, liquid or gas), as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts used or stored for cleaning purposes or other maintenance or for the operation of motor vehicles used by tenants (if applicable) or guests, and otherwise in compliance with Environmental Laws;

(iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21E, or any other Environmental Law;

(v) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and

(vi) “Environmental Law” means any federal, state, regional or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent order, judgment, decree, injunction or agreement with any Governmental Authority relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term “Environmental Law” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state, regional and local laws, regulations, policies or guidance, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages to persons or property due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

3.19 Intellectual Property.

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a complete and correct list of all Company Intellectual Property. The Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of any Lien, royalty or other payment obligation (except for royalties or payments with respect to off-the-shelf software at standard commercial rates). To the Knowledge of the Company, the conduct of the business of the Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any communications alleging that any of them has violated, misappropriated or infringed any of the intellectual property rights of any third party. To the Knowledge of the Company, no other Person is violating, misappropriating or infringing on any Company Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any Company Intellectual Property. All renewal and maintenance fees, Taxes, and other fees required to be paid and applicable to the Company Intellectual Property have been paid in full through the date of this Agreement and will be paid in full through the Effective Time.

(b) For purposes of this Agreement:

(i) “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company and its Subsidiaries that is material to the financial condition, results of operations or business of the Company.

(ii) “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); and (D) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

3.20 Material Agreements; Defaults.

(a) Except as filed as an exhibit to any Company SEC Document filed or furnished prior to the date of this Agreement, Schedule 3.20 of the Company Disclosure Letter, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment in excess of $100,000 per annum relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any agreement by and among the Company or any of its Subsidiaries, and/or any of its directors or executive officers or any of their immediate family members or any Person controlled by any of them (except as set forth on the Company Bank’s Schedule RC-M (Extensions of credit by the reporting bank to its executive officers, directors, principal shareholders, and their related interests as of the report date) filed as part of the Company Bank’s Call Report for the quarter ended March 31, 2010, which Schedule has been provided to Buyer, Buyer Bank and Merger Sub); (iv) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2009 Form 10-K; (v) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vi) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice or involving the payment of in excess of $100,000 per annum; (vii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries or limits the freedom of the Company or any of its Subsidiaries to compete in any geographic area or with any Person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis; (viii) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the payments or benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be affected by, or calculated on the basis of, any of the transactions contemplated by this Agreement; (ix) any agreement relating to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB of Boston incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (x) any agreement which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries; (xi) any agreement that contains a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries; (xii) any agreement that provides for the indemnification by the Company or its Subsidiaries of any Person (other than customary agreements with vendors providing goods or services to the Company or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to the Company); (xiii) any agreement that relates to a joint venture, partnership or other similar arrangement; (xiv) any agreement that relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” and other contingent obligations) that are still in effect; (xv) any agreement that provides for material payments to be paid by the Company or any of its Subsidiaries upon a change in control thereof or (xvi) any agreement that relates to material Company Intellectual Property. Each contract, arrangement, commitment or understanding of the type described in this Section 3.20(a) is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect and is enforceable in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception). Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21 Property and Leases.

(a) Schedule 3.21(a) of the Company Disclosure Letter lists all real property leased or subleased to or by the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of the leases and subleases (each as amended to date) of the properties listed in Schedule 3.21(a) of the Company Disclosure Letter. With respect to each such lease and sublease of the properties listed in Schedule 3.21(a) of the Company Disclosure Letter:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception;

(ii) neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or to the Knowledge of the Company, is threatened which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold; and

(iv) there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto.

(b) The Company owns fee simple title to the real property listed on Schedule 3.21(b) of the Company Disclosure Letter, free and clear of any Liens, easements, covenants, or other restrictions applicable to such real property, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto. Except as set forth on Schedule 3.21(b), no tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(c) To the Knowledge of the Company, none of the properties listed on Schedules 3.21(a) or (b) of the Company Disclosure Letter, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that could reasonably be expected to require material expenditures by the Company or any of its Subsidiaries or to result in a material impairment in or limitation on the activities presently conducted there.

(d) The plants, buildings, structures and equipment located on the property listed on Schedules 3.21(a) and (b) of the Company Disclosure Letter and used by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of the Company Real Property or any plants, buildings or other structures thereon.

(e) To the Knowledge of the Company and except as set forth on Schedule 3.21(e) of the Company Disclosure Letter, the Company and its Subsidiaries own good title, free and clear of all Liens, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property assets, necessary to conduct the business of the Company as currently conducted, except for (i) Liens reflected in the Company Financial Statements, (ii)

Liens or imperfections of title that do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Liens for current Taxes not yet due and payable, and (iv) Liens on the landlord’s interest in the premises. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by the Company or its Subsidiaries as now used, possessed, and controlled by the Company or its Subsidiaries, as applicable.

3.22 Regulatory Capitalization. The Company Bank is, and immediately prior to the Effective Time will be, “well capitalized”, as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, (i) was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iv) constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23 of the Company Disclosure Letter discloses as of May 31, 2010: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

3.24 Risk Management Instruments.

(a) “Derivative Contracts” means a derivative contract or derivative instrument as such terms are used for purposes of reporting the same under the FFIEC Reports of Condition and Income and related Glossary (each as revised as of the date of this Agreement); provided that, for the avoidance of doubt, the term “Derivative Contracts” shall not include any Option.

(b) The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to Derivative Contracts. All Derivative Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with recent past practice and in accordance with applicable laws, rules, regulations and policies of any Governmental Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Contracts. All of such Derivative Contracts are valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Company and its Subsidiaries and, to the Knowledge of the Company, all other parties thereto, have duly performed their obligations under the Derivative Contracts to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there is no breach, violation or default or allegation or assertion of such by any party thereunder.

3.25 Investment Securities and Commodities.

(a) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Buyer, Buyer Bank and Merger Sub the material Policies, Practices and Procedures.

(c) The Company has provided to Buyer a correct and complete listing of Company Bank’s investment securities portfolio as of June 30, 2010.

3.26 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.27 Deposit Insurance.

(a) The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by law. The Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such FDIC deposit insurance is pending or, to the Knowledge of the Company, threatened.

(b) The Company Bank has paid all premiums and assessments and filed all reports required by the Depositors Insurance Fund (the “DIF”). No proceeding for the revocation or termination of such DIF deposit insurance is pending or, to the Knowledge of the Company, threatened.

3.28 CRA; Anti-money Laundering; Privacy Regulations. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. The Company Bank Board has adopted, and the Company Bank has implemented: (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder, and Company Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA Patriot Act and the regulations thereunder; and (ii) a written information security program that includes reasonable and appropriate administrative, physical, and technical safeguards sufficient to comply with the requirements set forth in 201 CMR 17.00 and the Interagency Guidelines Establishing Information Security Standards (12 C.F.R. Part 364) (the “Interagency Information Security Guidelines”). To the Company’s Knowledge, there are no facts or circumstances that would cause the Company Bank to be deemed not to be in satisfactory compliance in any material respect with the applicable security and privacy of customer information requirements contained in any federal or state privacy or information security laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999, the Interagency Information Security Guidelines, and 201 CMR 17.00, as well as the provisions of the written information security program adopted by the Company Bank. To the Company’s Knowledge, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would require the Company Bank to notify any customer or

Governmental Authority of such disclosure or undertake any other remedial action pursuant to any federal or state data security breach law or regulation including, without limitation, Mass. Gen. L. c. 93H and Supplement A to the Interagency Information Security Guidelines.

3.29 Transactions with Affiliates. Except as set forth in Schedule 3.29 of the Company Disclosure Letter, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries and (ii) there are no agreements, contracts, plans or arrangements between the Company or any of its Subsidiaries on the one hand and (A) any officer or director of the Company or any of its Subsidiaries, (B) any record or beneficial owner of five percent (5%) or more of the Company Common Stock, (C) any affiliate or family member of any such officer, director or record or beneficial owner or (D) any other Affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.30 Inapplicability of Takeover Provisions.

(a) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the Commonwealth of Massachusetts or any other applicable state.

(b) In accordance with Section 4 of Article VI(A) of the Company’s Articles of Organization, the Company Board has determined that Buyer is not an Interested Stockholder (as defined in the Company’s Articles of Organization).

3.31 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O’Neill + Partners, L.P. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is accurately and completely described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been made available to Buyer, Buyer Bank and Merger Sub (the “Engagement Letter”). The Company Board has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders pursuant to the Merger is fair from a financial point of view to such Company Shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement.

3.32 Rights Agreement. The Company or the Company Board, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a “Distribution Date” or “Stock Acquisition Date” (each as defined in the Rights Agreement) or result in Buyer being an “Acquiring Person” or “Adverse Person” (each as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and (ii) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

3.33 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement or in any application, notification or other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement, will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Meeting or the date such application notification or other document is filed, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.34 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder, in the Company Disclosure Letter or in any Company SEC Document as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, Buyer Bank and Merger Sub jointly and severally hereby make to the Company the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Buyer, Buyer Bank and Merger Sub have delivered to the Company a schedule (the “Buyer Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c). Without limiting the scope of the immediately preceding sentence, any disclosure made in the Buyer Disclosure Letter with respect to a Section of this Article IV shall be deemed to qualify (i) any subsection of such Section specifically referenced or cross-referenced and (ii) any other Section or subsection of this Article to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure is relevant to such other Section or subsection and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other Section or subsection.

(c) No representation or warranty of Buyer, Buyer Bank or Merger Sub contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, change, development, effect, circumstance or event unless such fact, change, development, effect, circumstance or event, individually or taken together with all other facts, changes, developments, effects, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.4, 4.15 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision (“OTS”) thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is qualified to do business and is in good standing in the jurisdictions where its ownership of property or the conduct of its business requires it to be so qualified.

4.3 Corporate Power. Each of Buyer and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Buyer, Buyer Bank and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.4 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”), Buyer Bank and the Board of Directors of Buyer Bank, and Merger Sub and the Board of Directors of Merger Sub, including the approval of Buyer as the sole shareholder of Merger Sub. Each of Buyer, Buyer Bank and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company and Company Bank, this Agreement is a legal, valid and binding agreement of Buyer, Buyer Bank and Merger Sub, enforceable against it in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception).

4.5 Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer, Buyer Bank and Merger Sub of this Agreement, or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the OTS, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) any required applications, filings, waivers or notices with any federal or state banking or other regulatory authorities, and approval of or non-objection to such applications, filings, waivers and notices, (iii) the obtaining by Buyer of a letter from the MHPF to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF and (iv) the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger.

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, and the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer, Buyer Bank and Merger Sub do not and will not (i) constitute a breach or violation of, or a default under, give rise to any Lien, result in a right of termination, or the acceleration of any right or obligation under (or have any of such results or effects upon notice or lapse of time or both), any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s, Buyer Bank’s or Merger Sub’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer is not aware of any reason relating to Buyer or its Subsidiaries (including, without limitation, CRA compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.

4.7 Certificate of Incorporation; Bylaws. Buyer has made available to the Company and Company Bank a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. None of Buyer, Buyer Bank nor Merger Sub is in violation of any of the terms of its Articles of Incorporation or Certificate of Incorporation or Bylaws.

4.8 Compliance with Laws. Each of Buyer and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

4.9 Litigation. No litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would, in each such case, result in a Buyer Material Adverse Effect.

4.10 Regulatory Capitalization. Buyer Bank is, and as of the date of this Agreement Buyer expects that immediately after the Effective Time Buyer Bank will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the OTS.

4.11 Absence of Regulatory Actions. Since December 31, 2009, neither Buyer nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Authority, or has adopted any board resolutions at the request of any Governmental Authority, or has been advised in writing by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Authority with respect to any report or statement relating to any examination of Buyer or any of its Subsidiaries.

4.12 Financial Condition of Buyer. Buyer has provided to the Company a complete and correct copy of the audited consolidated balance sheet of Buyer and its Subsidiaries (the “Buyer Balance Sheet”) as of December 31, 2009 (the “Buyer Balance Sheet Date”) and the audited consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements of Buyer and its Subsidiaries for each of the years in the three-year period ended December 31, 2009 (together with the Buyer Balance Sheet, the “2009 Buyer Financial Statements”). The Buyer Balance Sheet fairly presents the financial position of the entity or entities to which such balance sheet relates as of its date; and each statement of income and changes in shareholders’ equity and cash flows or equivalent statements in the 2009 Buyer Financial Statements fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

4.13 Absence of Certain Changes or Events. As of the date of this Agreement and except as disclosed in any report, registration statement, definitive proxy or information statement filed with or furnished to the SEC subsequent to December 31, 2009 and prior to the date of this Agreement, since December 31, 2009, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.14 Net Worth. As of June 30, 2010, Buyer has a tangible common equity (determined in accordance with GAAP) of at least the amount specified on Schedule 4.14 of the Buyer Disclosure Letter.

4.15 Sufficient Funds. As of the date of this Agreement, Buyer has, and as of the Closing Buyer will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the aggregate Option Consideration, subject to the terms and conditions of this Agreement.

4.16 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with Buyer’s engagement of Morgan Stanley & Co. Inc.

4.17 Information Supplied. None of the information to be provided by Buyer or Merger Sub for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.18 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder or in the Buyer Disclosure Letter, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Company Disclosure Letter, as expressly provided or expressly contemplated by this Agreement, or as required by applicable law, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with recent past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Other than pursuant to Options outstanding as of the date hereof and listed on the Company Disclosure Letter, issue, sell, grant any Person the right to acquire or otherwise permit to become outstanding, or dispose of, encumber, pledge, or authorize the creation of, any additional shares of capital stock, voting securities or other equity interests, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of capital stock, voting securities or other equity interests, any stock appreciation rights, any stock options, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of Company Common Stock, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Options, Restricted Stock, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its capital stock, voting securities or other equity interests, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for shares of capital stock, voting securities or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interests or make, declare or pay any dividend or distribution on its capital stock or other equity interests other than (A) regular quarterly cash dividends on Company Common Stock of no more than $0.09 per share with record and payment dates set consistent with recent past practice (it being the intention of the parties hereto that the Company Shareholders shall not receive more than one dividend in any calendar quarter with respect to their shares of Company Common Stock) and provided, that, no dividend shall be paid by the Company on Company Common Stock if the Company shall be required to borrow funds to do so, and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company provided that no such dividend shall cause the Company Bank to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the FDIA, as amended, and the applicable regulations thereunder, as applicable or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, voting securities or other equity interest, any securities convertible into or exchangeable for any shares of capital stock, voting securities or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except (i) for normal increases in compensation to non-executive officer employees in the ordinary course of business consistent with recent past practice; provided that for employees whose annual rate of base salary does not exceed $70,000, no such increase shall exceed five percent (5%) of an individual’s current annual compensation and three percent (3%) in the aggregate, (ii) as may be required by law, including Section 409A of the Code, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15(g) of the Company Disclosure Letter, or (iv) the hiring of at-will employees at an annual rate of salary not to exceed $70,000 to fill vacancies that may arise from time to time in the ordinary course of business.

(e) Benefit Plans. Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15(g) of the Company Disclosure Letter, (iii) as set forth on Schedule 5.1(e) of the Company Disclosure Letter or (iv) as provided in Section 6.9(h), enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Dispositions. Except as set forth on Schedule 5.1(f) of the Company Disclosure Letter:

(i) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue or fail to maintain any of its assets, deposits, business or properties or rights, including capital stock of any Subsidiaries, except (A) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice or (B) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and disclosed on Schedule 5.1(f) of the Company Disclosure Letter.

(ii) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company Intellectual Property.

(g) Governing Documents. Adopt or implement any amendment to its Articles of Organization or Bylaws (or equivalent documents), or take any action to exempt any Person (other than Buyer or its Subsidiaries), or any action taken by any Person, from any Takeover Laws or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Person.

(h) Acquisitions. Acquire or invest in (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice) all or any portion of the assets, business, deposits, properties, stock, equity interests or other securities of any other entity.

(i) Capital Expenditures. Except as set forth on Schedule 5.1(i) of the Company Disclosure Letter, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with recent past practice in amounts not exceeding $75,000 individually or $300,000 in the aggregate.

(j) Contracts. Enter into, renew, extend or terminate (i) any Loan, lease, license, contract or other agreement that, other than Loans originated in the ordinary course of business consistent with past practice and in accordance with (p) below, calls for aggregate annual payments of $300,000 or more, (ii) any Company Material Contract, (iii) any agreement referenced in Section 3.31 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or (iv) any agreement or arrangement of the type described in Section 3.29; or make any material change in any of such Loans, leases, licenses, contracts or other agreements.

(k) Claims. Settle any claim, action, suit, proceeding, or enter into any settlement or similar agreement with respect to any order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

(l) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation, or open any new branches or close any existing branches.

(m) Derivative Contracts. Enter into any Derivative Contract.

(n) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, FHLB of Boston advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with recent past practice, or cancel, release or assign any material amount of indebtedness, or any claims held, to any other Person.

(o) Investment Securities. Acquire, sell or otherwise dispose of any debt, equity, or other investment security, except (i) the acquisition, sale or other disposition of any such investment security in the ordinary course of business consistent in all material respects with past practice since December 31, 2008 (particularly with respect to the size and duration of the portfolio) and in accordance with the Company Bank’s investment policy, which policy will not be amended or modified except to the extent required (A) by law, (B) to accommodate changes in the collateral or pledging requirements of the FHLB of Boston, or (C) as the Company may, in good faith determine, is necessary to comply with safe and sound banking practices (in which case the Company shall give Buyer notice thereof and shall give due consideration to Buyer’s requests with respect thereto), (ii) by way of foreclosure or acquisitions or sales in a bona fide fiduciary capacity, or (iii) in satisfaction of debts previously contracted in good faith; provided, however, that any acquisition, sale or other disposition of any such investment security made consistent with the request of Buyer pursuant to Section 6.17(b) shall be deemed not to breach this Section 5.1(o).

(p) Loans. Make any loan, loan commitment, letter of credit or other extension of credit (i) other than in the ordinary course of business consistent with recent past practice, (ii) in excess of $5,000,000, or (iii) which increases an existing Loan or commitment to more than $5,000,000.

(q) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice).

(r) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(s) Tax Matters. Make or change any Tax election, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(t) Loan Policies. Change its loan policies, practices and procedures in effect as of the date of this Agreement, except as required by law or any Governmental Authority.

(u) Environmental Assessments. Foreclose on or take a deed or title to any Loan Property without first conducting a Phase I Environmental Assessment of the property or foreclose on any Loan Property if such environmental assessment indicates the presence of a Hazardous Material in amounts which, if such foreclosure were to occur, would be material to Company Bank.

(v) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(w) Agreements. Agree or commit to do, or adopt any resolution of the Company Board in support of, any of the actions prohibited by this Section 5.1.

5.2 Buyer Forbearances. From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Buyer Disclosure Letter, as expressly permitted or expressly contemplated by this Agreement, or as required by law, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Buyer will not, and will cause each of its Subsidiaries not to:

(a) knowingly take any action that would, or would be reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law, or (iv) would reasonably be likely to materially and adversely affect or delay Buyer’s ability to receive timely the Regulatory Approvals or otherwise to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(b) agree to take, make any commitment to take, or adopt any resolutions of their or its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Company Bank, Buyer, Buyer Bank and Merger Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable, and in any event no later than December 31, 2010, and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

6.2 Shareholder Approval.

(a) The Company shall use its reasonable best efforts to prepare and file, as soon as practicable, but in any event no later than August 20, 2010, a preliminary form of the Proxy Statement with the SEC, and each of the Company and Buyer shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Buyer, mail to the Company

Shareholders such an amendment or supplement. Buyer shall cooperate with the Company in the preparation of the Proxy Statement, any amendment or supplement thereto, and any other communication that could reasonably be deemed to be proxy solicitation materials relating to the Merger (collectively, “Proxy Materials”), and shall furnish the Company with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Materials. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon any Proxy Material prior to its filing with the SEC or dissemination to the Company Shareholders.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Shareholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

(c) Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of Nasdaq and its Articles of Organization and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and any other matter required to be approved by the Company Shareholders in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(d) Subject to Section 6.5 hereof, (i) the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the MBCA, the Articles of Organization and Bylaws of the Company, and all other applicable legal requirements and (ii) the Company shall take all lawful action to solicit the approval of this Agreement by the Company Shareholders. Notwithstanding any Company Subsequent Determination, unless this Agreement has been terminated in accordance with Section 8.1, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for purposes of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of this obligation; provided, however, that if the Company Board shall have effected a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company Shareholders without recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company Shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, the Company shall not submit to the vote of the Company Shareholders any Acquisition Proposal other than the Merger.

(e) Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company Shareholders vote to adopt this Agreement and any other matters required to be approved by the Company Shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement shall include the Company Recommendation.

(f) Participants in any ESOP maintained by the Company or Company Bank who have “pass-through” voting rights under Section 409(e) of the Code shall be notified of such rights and may exercise such rights subject to all requirements of the Code and ERISA.

6.3 Publicity.

(a) Except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect, Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby (including statements or postings to the Company’s employees generally) or make any such public statements without the prior consent of the other party (with respect to the relevant portions thereof), which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statement as may be required by applicable law or the rules and regulations of any stock exchange on which its securities are then listed.

(b) Without limiting the scope of Section 6.3(a), (i) Buyer and the Company shall cooperate to develop all public announcement materials related to the transactions contemplated by this Agreement; and (ii) the Company shall make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by Buyer. In addition, except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect the Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

6.4 Access; Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Buyer Representatives”), reasonable access, during normal business hours throughout the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors but excluding confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities, banking or similar laws (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or may reasonably be deemed to contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company and its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 6.4, the Company shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Buyer or the Buyer Representatives access to any applicable portions of its properties, books, contracts, commitments, and records containing specific pricing information, customer specific information, or other similar competitively sensitive information.

6.5 No Solicitation.

(a) Except as expressly authorized or permitted in this Section 6.5, the Company shall and shall cause its Subsidiaries and its and their respective directors and officers, and shall use its reasonable best efforts to cause the respective employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, knowingly encourage, or knowingly take any action that would reasonably be expected to facilitate the making of, any inquiry, offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer, Buyer Bank and Merger Sub) any information with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; (iv) enter into any agreement, including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal; or (v) approve or recommend or resolve to approve or recommend any Acquisition Proposal or any agreement, including without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal. Upon execution of this Agreement, (i) the Company and its Subsidiaries shall, and shall use its reasonable best efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal and (ii) the Company will require any such Persons to promptly return or destroy any confidential information previously furnished by or on behalf of the Company in connection with any such discussions, negotiations or communications to the extent the confidentiality agreement with such Person so permits. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, and shall include any public announcement by any Person (including any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets, revenues or net income of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into or exercisable or exchangeable for, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would be reasonably likely to violate its fiduciary duties to the Company Shareholders under applicable law; and (iii) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and any requirement to obtain additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall notify Buyer in writing as promptly as practicable (and in any event within twenty-four (24) hours) if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials, providing copies of such materials (including e-mails or other electronic communications). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendment or modification to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the Company Shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition

Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal, which notice shall include, to the extent not already provided, the information described in Section 6.5(c) (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor, that the failure to take such action would be reasonably likely to violate its fiduciary duties to the Company Shareholders under applicable law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from (i) complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation in such disclosure, or (ii) informing any Person of the existence of the provisions contained in this Section 6.5.

6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Regulatory Applications; Filings; Consents.

(a) Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all necessary documentation, to effect all necessary filings, to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory

Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by using reasonable best efforts to lift or rescind any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate for more than six (6) months all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”); provided, however, that no divestiture requirement or other term, condition, or restriction shall be deemed to constitute a Burdensome Condition if such divestiture, term, condition, or restriction is consistent with Department of Justice or FDIC guidelines, policies and practices as applied in recent bank merger transactions. Provided the Company has cooperated as required above, Buyer agrees to use its reasonable best efforts to file, as soon as practicable, but in any event no later than August 13, 2010, the requisite applications to be filed by it with the OTS, the Massachusetts Commissioner of Banks and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information regarding the other party submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) The Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by the Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives) and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives). With respect to any of the foregoing, the Company will consult with Buyer and the Buyer Representatives so as to permit the Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify the Company promptly and shall promptly furnish the Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives). With respect to any of the foregoing, Buyer will consult with the Company, its Subsidiaries and the Company Representatives so as to permit Buyer and the Company and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that, from and after the Effective Time, all rights to indemnification and all limitations of liability existing in favor of each former and present director or officer of the Company or its Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in the Company’s Articles of Organization or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. During such period, but without limitation of Section 6.8(c), Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was an Indemnified Party in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Prior to the Effective Time, Buyer (or with Buyer’s consent, the Company) shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage or other prepaid policy, which, by its terms, shall survive the Merger, for the Company’s directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that in no event may the Company expend (and Buyer will not be required to expend), in order to maintain or provide insurance coverage pursuant to this Section 6.8(b), an amount in the aggregate in excess of 200% of the amount of the annual premiums paid by the Company most recently for such insurance (the “Maximum D&O Tail Premium”); provided further that, if the cost of such endorsement exceeds the Maximum D&O Tail Premium, the Buyer (or, with Buyer’s consent, the Company) shall obtain such an endorsement with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(c) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Employees; Benefit Plans.

(a) For purposes of this Section 6.9, the term “Bank” shall refer to Company Bank after the Merger and until such time as the Bank Merger in Section 1.2 occurs, after which the term shall refer to Buyer Bank.

(b) For the 12-month period commencing on the Effective Date, Buyer shall, and shall cause Bank to, provide then current employees of the Company or any Subsidiary of the Company who remain employed by Bank after the Effective Time (collectively, the “Company Employees”) with base salary, wages, or commission rates (as applicable) and annual cash incentive compensation opportunities that are at least at the same levels as the base salary, wages or commission rates and annual cash incentive compensation opportunities in effect with respect to such Company Employees on the date hereof. With respect to retirement, health, and welfare benefits, Buyer may cause or may cause the Bank to cause, such Company Employees to be enrolled in plans of Buyer or Buyer Bank during such 12 month period (instead of plans of the Company or any Subsidiary of the Company), provided that during such 12 month period the retirement, health and welfare benefits offered shall be not less favorable for the Company Employees than those offered to similarly situated employees of Buyer Bank (excluding any defined benefit pension). For purposes of any such plan, Buyer shall cause, and shall cause Buyer Bank or the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or any Subsidiary of Company attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit pension plan of Buyer. For purposes of determining any matching or other employer contribution under the 401(k) plan of Buyer Bank, compensation prior to the Effective Time will not be considered. Without limiting the foregoing, and subject to the consent of Buyer’s or Buyer Bank’s health insurance carriers, Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent the Company Employees had satisfied any similar limitations or requirements under the corresponding plan in which the Company Employees participated immediately prior to the Closing Date, and any deductibles paid by the Company Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer. Buyer shall use all commercially reasonable efforts to attempt and cause the Surviving Corporation to attempt, to make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employments agreements with the Company or its Subsidiaries, and subject to Section 6.9(j) hereof, the Company Employees who remain employed after the Effective Time shall be considered to be employed by Buyer “at will” and nothing shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Company Employee at any time.

(c) Following the Effective Date, Bank may choose to maintain any, all, or none of the Employee Programs in its sole discretion. However, for any Employer Program terminated for which there is a comparable Buyer Bank benefit plan of general applicability (meaning that the plan is available to all employees satisfying uniformly applied age and service requirements), all Company Employees shall be entitled to participate prospectively after the Effective Date in such Buyer Bank benefit plan (or a comparable plan offered by Bank) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in such benefit plans may occur, if at all, at different times with respect to different plans, and further understood that this covenant excludes any defined benefit pension plans). Nothing herein shall limit the ability of Buyer, Buyer Bank or Bank to amend or terminate any of the Employee Programs or Buyer Bank benefit plans in accordance with their terms at any time.

(d) The Company may grant retention bonuses to such Company Employees, and in such amounts, as may be determined (up to an aggregate maximum amount), and the Company Bank may pay such retention bonuses, in each such case as in accordance with Schedule 6.9(d) of the Company Disclosure Letter.

(e) During the one-year period commencing as of the Effective Date, Buyer (or Bank) shall honor, with respect to Company Employees employed as of the Effective Time, the Company Special Separation Plan (the “Company Bank Severance Pay Plan”) as in effect as of the date of this Agreement and disclosed in Schedule 6.9(e) of the Company Disclosure Letter in connection with the involuntary termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Bank Severance Pay Plan with respect to involuntary employment terminations for reasons other than cause.

(f) The Company Bank shall continue to accrue annual cash bonuses for Company Employees in the ordinary course consistent with both past practices and subject to the provisions set forth in Schedule 6.9(d) of the Company Disclosure Letter as they pertain to the 2010 Annual Bonus Program (the “2010 Annual Bonuses”). Not less than three (3) Business Days prior to the Closing Date, the Company shall determine, in its reasonable discretion, consistent with its ordinary course of business past practices, those Company Employees who shall receive 2010 Annual Bonuses for the period January 1, 2010 through the Closing Date and, for each such employee, the amount of the 2010 Annual Bonus for such period; provided, however, that (i) those Company Employees identified in item I of Schedule 6.9(d) of the Company Disclosure Letter may be entitled to receive 2010 Annual Bonus amounts up to the “2010 Target Bonus” amounts set forth therein (which 2010 Target Bonus amounts, to the extent paid, shall be in full satisfaction of any obligations of Buyer to provide annual cash incentive compensation opportunities under Section 6.9(b) to the recipients of such amounts for the remainder of 2010) and (ii) the aggregate amount of all 2010 Annual Bonuses shall not exceed the amount accrued through the Closing Date on the financial statements of the Company in accordance with the immediately preceding sentence, subject to the aggregate maximum amount provided in Schedule 6.9(d) of the Company Disclosure Letter; and provided further that the Company shall not make any 2010 Annual Bonus payments with respect to the 2010 Annual Bonus period prior to the Closing. At the Closing, or as soon as practicable thereafter but in any event not later than the Effective Time, the Bank shall pay the Annual Bonus amounts to such Company Employees and in the amounts as determined by the Company in accordance with and subject to the foregoing provisions (inclusive of the applicable provisions of Schedule 6.9(d) of the Company Disclosure Letter).

(g) Buyer shall honor, in accordance with their terms, all compensation, employment, severance, change-in-control, and deferred compensation obligations of the Company and its Subsidiaries as set forth on Schedule 6.9(g) of the Company Disclosure Letter. Without limiting the scope of the immediately preceding sentence, Buyer agrees that those Company Employees with change-in-control agreements to which the Company is a party that are identified on Schedule 6.9(g) of the Company Disclosure Letter shall terminate employment immediately following the Effective Time and be entitled to receive such severance payments as are determined in accordance with their respective change-in-control agreement, calculated consistently with Schedule 6.9(g).

(h) The Company shall use all commercially reasonable efforts to cause the ESOP to be terminated at the Effective Time, and Buyer shall cause the ESOP’s assets to be distributed after such termination in accordance with the terms of the plan and applicable law.

(i) Buyer agrees to enter into at Closing consulting agreements in the form attached hereto as Exhibit B with the individuals and on the applicable terms set forth on Schedule 6.9(d), which agreements shall be effective as of the Effective Date.

(j) Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Program, (ii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the

Effective Date to amend or terminate any Employee Program or (iii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(k) The Company shall use reasonable best efforts to cause the “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, known as the Company Bank Severance Pay Plan and referenced in Section 6.9(e) to be administered at all times in accordance with the requirements for exemption from Section 409A of the Code available under Treasury Regulation section 1.409A-1(b)(9)(iii).

6.10 Notification of Certain Matters.

(a) Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

(b) Not less than three (3) Business Days prior to the contemplated Closing Date, the Company shall supplement or amend the Company Disclosure Letter delivered in connection with the execution of this Agreement to reflect any material matter which, if existing, occurring or Known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter which has been rendered materially inaccurate thereby; provided, however, that the Company shall not be required to update the Company Disclosure Letter to the extent such change is as a result of any action taken at the request of Buyer. No supplement or amendment to the Company Disclosure Letter shall have any effect for the purpose of determining the accuracy of the representations and warranties contained in Article III in order to determine the fulfillment of the conditions set forth in Section 7.2(a) or (b), or the compliance by the Company with its covenants and agreements contained herein.

6.11 Confidentiality Agreement.

(a) The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

(b) With respect to Confidential Buyer Information, the Company shall not (i) use any Confidential Buyer Information or Notes (as defined in the Confidentiality Agreement) except in connection with the transactions contemplated by this Agreement, or (b) disclose any Confidential Buyer Information or Notes other than to those Company Representatives with a need to know the information contained therein; provided, that the Company specifically informs each such Company Representative of the confidential nature of the Confidential Buyer Information and the terms of this Agreement; and provided, further, that the Company shall be responsible for any breach of this Section 6.11(b) by any Company Representative. For purposes of this Agreement, the term “Confidential Buyer Information” shall mean confidential and proprietary information of Buyer and its Subsidiaries, whether written or oral, including, without limitation, the trade secrets of Buyer and all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records and other materials (whether prepared by Buyer or otherwise and in whatever form maintained, whether documentary, computerized or otherwise).

6.12 Current Information. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly during normal business hours) with representatives of Buyer and to report the general status of the ongoing operations of the Company and each of its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Buyer (i) a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with the Company’s current financial reporting practices, and (iii) promptly after the end of each quarter, a schedule comparable to Schedule 3.23 of the Company Disclosure Letter current as of the end of the most recent quarter or as recent as practical.

6.13 Transition; Informational Systems Conversion. Buyer and the Company shall use their reasonable best efforts to facilitate the integration of the Company with the business of Buyer following the Effective Time, and shall meet on a regular basis during normal business hours to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of the Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by the Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall indemnify the Company for any reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

6.14 Access to Suppliers. From and after the Company Shareholder Approval, the Company shall, upon Buyer’s reasonable request, use commercially reasonable efforts to introduce Buyer and its representatives to suppliers of the Company and its Subsidiaries for the purpose of facilitating the integration of the Company and its business into that of Buyer. Any interaction between Buyer and the Company’s suppliers shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Buyer and the Company’s suppliers.

6.15 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq and the other exchanges on which the common stock of the Company is listed to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.16 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Buyer resignations of all the directors of the Company and its Subsidiaries to be effective as of the Effective Time.

6.17 Coordination.

(a) The Company shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of the Company and Buyer shall meet from time to time as the Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of the Company and Company Bank, and the Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of the Company, Company Bank or any of its Subsidiaries prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, the Company shall give due consideration to Buyer’s request that the Company Bank divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, provided, however, that no such divestitures need be made prior to the Closing.

(c) No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.17 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

6.18 Shareholder Litigation. The Company shall give Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.19 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction (or waiver if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the transactions contemplated hereby (including the Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Company Capital Stock and Common Stock Equivalents. Notwithstanding the standard set forth in Section 3.1, (i) the Company shall not have any outstanding shares of capital stock or common stock equivalents outstanding at immediately prior to the Effective Time, other than outstanding shares of Company Common Stock and Options, and (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall not exceed 4,506,686, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Options listed on the Company Disclosure Letter, provided such exercise is in accordance with the terms existing as of the date of this Agreement; provided, however, that this condition shall be deemed to be satisfied unless the consequence of its failure to be true would reasonably be expected to increase the aggregate Merger Consideration and Option Consideration, taken as a whole, by more than a de minimis amount.

(b) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Appraisal Claims. The aggregate number of shares of Company Common Stock, the holders of which as of the Closing Date are claiming to be entitled to appraisal rights under Part 13 of the MBCA and demanding the purchase of their shares of Company Common Stock in accordance with the provisions of under Part 13 of the MBCA, shall not exceed ten percent (10%) of the shares of Company Common Stock then outstanding.

(e) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(b) and (c) have been satisfied.

(f) Other Actions. The Company shall have furnished Buyer with such customary certificates of its officers to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Buyer may reasonably request.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Officer’s Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(c) by Buyer, in the event that the Merger is not consummated by March 31, 2011, except to the extent that the failure of the Merger to be consummated shall be due to Buyer’s failure to perform or observe the covenants and agreements of Buyer set forth herein; or by the Company, in the event that the Merger is not consummated by December 31, 2010, except to the extent that the failure of the Merger to be consummated shall be due to the Company’s failure to perform or observe the covenants and agreements of the Company set forth herein (such date, as applicable, the “Termination Date”);

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if either (x) the Company Meeting shall have been duly held and the votes cast at the Company Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Shareholder Approval or (y) a vote on the approval of this Agreement shall not have been duly taken at the Company Meeting (including by reason of the absence of a quorum) by the Termination Date.

(f) by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws or fails to make the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 6.2, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, or (E) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5; or

(g) by the Company, if, at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) the Company shall have made a Company Subsequent Determination in accordance with Section 6.5(e) and shall otherwise have complied in all material respects with Section 6.5 of this Agreement;

(ii) the Company concurrently pays the Termination Fee payable pursuant to Section 8.2(b); and

(iii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.11 and 9.4 and this Section 8.2; provided, however, that, notwithstanding anything to the contrary herein (including Section 8.2(e)), neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $3,500,000 (the “Termination Fee”).

(c) In the event (i) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(e) or 8.1(c) or Buyer pursuant to Section 8.1(b), and (ii) on or before the date of any such termination, (x) an Acquisition Proposal with respect to the Company shall have been publicly disclosed or announced and not withdrawn (x) in the case of a termination pursuant to clause (x) of Section 8.1(e), prior to the Company Meeting, (y) in the case of a termination pursuant to Section 8.1(b), before the applicable breach by the Company, or (z) in the case of a termination pursuant to Section 8.1(c) or clause (y) of Section 8.1(e), before the date specified therein, then the Company shall pay to Buyer (A) an amount equal to 15% of the Termination Fee on the second Business Day following such termination and (B) if within eighteen (18) months of such termination, the Company shall consummate a transaction or have entered into a definitive agreement for a transaction with any third party that involves the consummation of a transaction described in the definition of Acquisition Transaction (but replacing references to “15% or more” with “50% or more”), then the Company shall pay to Buyer, upon consummation of such transaction, the remaining 85% of the Termination Fee less the Expense Amount if previously paid.

(d) If this Agreement is terminated pursuant to Section 8.1(e) or by Buyer pursuant to Section 8.1(b), but the Termination Fee (or any portion thereof) has not been paid and is not then payable, the Company shall pay at the direction of Buyer as promptly as practicable (but in any event within two (2) Business Days after receipt of Buyer’s request therefor), $250,000 (the “Expense Amount”) on account of the expenses and opportunity costs incurred by Buyer and its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. The payment of the Termination Fee and/or Expense Amount by the Company pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) shall be the sole and exclusive remedy of Buyer, Buyer Bank and Merger Sub in connection with the termination of this Agreement under the circumstances described thereunder, except as otherwise provided in the proviso to Section 8.2(a).

(f) The Company and Company Bank acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer, Buyer Bank and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for all or a portion of the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on all amounts due pursuant to this Section 8.2 at an interest rate equal to the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 200 basis points.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or relates to the delivery of the Exchange Fund.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that (a) individually or in the aggregate, would reasonably be expected to materially delay or materially impair the ability of Buyer, Buyer Bank or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis or (b) has a material adverse effect on the ability of Buyer to obtain in a timely manner all Regulatory Approvals.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement on a timely basis; provided, however, that notwithstanding the foregoing, the term “Company Material Adverse Effect” shall not include (i) any fact, change, event, development, effect or circumstance generally affecting comparable banks or their holding companies arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change after the date of this Agreement in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries expressly required to be taken or omitted to be taken by it under this Agreement, including the termination as of the Effective Time of DIF coverage; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the Merger.

“Company Shareholders” shall mean the holders of Company Common Stock.

“Confidentiality Agreement” shall mean the letter dated June 18, 2010 from the Financial Advisor, as the Company’s agent, and accepted by Buyer with respect to, among other things, the parties’ obligations with respect to Proprietary Information (as defined therein).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any department, agency, or other body or division of any federal, state, regional or local government, commission, board, body, bureau or other regulatory authority or agency, that exercises any form of jurisdiction or authority under federal, state, regional, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including without limitation Environmental Laws, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Knowledge” or “Known” as used with respect to the Company and Company Bank means the actual knowledge of any of the persons named in Schedule 9.2(a) of the Company Disclosure Letter, and with respect to Buyer, Buyer Bank and Merger Sub, means the actual knowledge of the persons named in Schedule 9.2(a) of the Buyer Disclosure Letter.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean (a) the approval (or waiver) of the OTS (including with respect to the Merger and the Bank Merger), (b) the approval of the Office of the Massachusetts Commissioner of Banks, and (c) the approval of the Massachusetts Board of Bank Incorporation (including by the Massachusetts Housing Partnership Fund with respect to an application for credit for affordable housing lending).

“Rights Agreement” shall mean the Renewed Rights Agreement dated as of November 17, 2005, between the Company and Computershare Trust Company, N.A., as Rights Agent.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or other entity, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other entity, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or by Buyer or Merger Sub, in each case other than in a fiduciary capacity (including custodial or agency).

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“2009 Buyer Financial Statements” shall have the meaning set forth in Section 4.12.

“2009 Company Financial Statements” shall have the meaning set forth in Section 3.12(b).

“2010 Annual Bonuses” shall have the meaning set forth in Section 6.9(f).

“409A Plan” shall have the meaning set forth in Section 3.15(k).

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Articles of Merger” shall have the meaning set forth in Section 1.3(a).

“Bank” shall have the meaning set forth in Section 6.9(a).

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.6.

“Burdensome Conditions” shall have the meaning set forth in Section 6.7(a).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Balance Sheet” shall have the meaning set forth in Section 4.12.

“Buyer Balance Sheet Date” shall have the meaning set forth in Section 4.12.

“Buyer Bank” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.4.

“Buyer Disclosure Letter” shall have the meaning set forth in Section 4.1(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.4.

“Certificate” shall have the meaning set forth in Section 2.2(a).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.3(b).

“Closing Date” shall have the meaning set forth in Section 1.3(b).

“Code” shall have the meaning set forth in Section 2.5.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2009 Form 10-K” shall have the meaning set forth in Section 3.12(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.12(b).

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.12(b).

“Company Bank” shall have the meaning set forth in the preamble to this agreement.

“Company Bank Board” shall have the meaning set forth in Section 3.6.

“Company Bank Severance Pay Plan” shall have the meaning set forth in Section 6.9(e).

“Company Board” shall have the meaning set forth in Section 3.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Letter” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.9(b).

“Company Intellectual Property” shall have the meaning set forth in Section 3.19(b)(i).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.2(c).

“Company Property” shall have the meaning set forth in Section 3.18(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(e).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.12(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.9(a).

“Company Stock Plan” shall have the meaning set forth in Section 2.4(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Confidential Buyer Information” shall have the meaning set forth in Section 6.11(b).

“CRA” shall have the meaning set forth in Section 3.9(b).

“Derivative Contracts” shall have the meaning set forth in Section 3.24(a).

“DIF” shall have the meaning set forth in Section 3.27(b).

“Effective Date” shall have the meaning set forth in Section 1.3(a).

“Effective Date Holder” shall have the meaning set forth in Section 2.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Employee Program” shall have the meaning set forth in Section 3.15(n)(i).

“Engagement Letter” shall have the meaning set forth in Section 3.31.

“Environment” shall have the meaning set forth in Section 3.18(l)(v).

“Environmental Law” shall have the meaning set forth in Section 3.18(l)(vi).

“ERISA” shall have the meaning set forth in Section 3.15(c).

“ERISA Affiliate” shall have the meaning set forth in Section 3.15(n)(iii).

“ESOP” shall have the meaning set forth in Section 3.15(c).

“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

“Expense Amount” shall have the meaning set forth in Section 8.2(d).

“FDIA” shall have the meaning set forth in Section 3.27(a).

“FHLB” shall have the meaning set forth in Section 3.2.

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.18(l)(iii).

“Indemnified Party” and “Indemnified Parties” shall each have the meaning set forth in Section 6.8(a).

“Informational Systems Conversion” shall have the meaning set forth in Section 6.13.

“Intellectual Property” shall have the meaning set forth in Section 3.19(b)(ii).

“Interagency Information Security Guidelines” shall have the meaning set forth in Section 3.28.

“IRS” shall have the meaning set forth in Section 3.14(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section3.18(l)(i).

“Loans” shall have the meaning set forth in Section 3.23(a).

“maintains” shall have the meaning set forth in Section 3.15(n)(ii).

“Maximum D&O Tail Premium” shall have the meaning set forth in Section 6.8(b).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(d).

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“MHPF” shall have the meaning set forth in Section 3.9(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.15(n)(iv).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Oil” shall have the meaning set forth in Section 3.18(l)(iv).

“Option” shall have the meaning set forth in Section 2.4(a).

“Option Consideration” shall have the meaning set forth in Section 2.4(a).

“OTS” shall have the meaning set forth in Section 4.2.

“Participation Facility” shall have the meaning set forth in Section 3.18(l)(ii).

“Paying Agent” shall have the meaning set forth in Section 2.3(a).

“Policies, Practices and Procedures” shall have the meaning set forth in Section 3.25(b).

“Proxy Materials” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement” shall have the meaning set forth in Section 3.9(a).

“Restricted Stock” shall have the meaning set forth in Section 2.4(b).

“SEC” shall have the meaning set forth in Section 3.12(a).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.30(a).

“Termination Date” shall have the meaning set forth in Section 8.1(c).

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“USA Patriot Act” shall have the meaning set forth in Section 3.28.

“Voting Agreement” and “Voting Agreements” shall each have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholder” and “Voting Agreement Shareholders” shall each have the meaning set forth in the recitals to this Agreement.

9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after the approval of this Agreement by the Company Shareholders, no amendment of this Agreement shall be made which by law requires further approval of the Company Shareholders without obtaining such approval.

9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.5 Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Buyer (or Buyer Bank):

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Attention:          John P. Barnes, Interim Chief Executive Officer

Facsimile:         (203) 338-3600

with copies (which shall not constitute notice) to:

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Attention:          Robert E. Trautmann, General Counsel

Facsimile:         (203) 338-3600

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:                 Lee Meyerson

Fax:                  (212) 455-2502

If to the Company (and Company Bank), to:

LSB Corporation

30 Massachusetts Avenue

North Andover, MA 01845

Attn:                  Gerald T. Mulligan, Chief Executive Officer and President

Facsimile:          (978) 725-7593

with a copy (which shall not constitute notice) to:

Nutter, McClennen & Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attention:          Michael K. Krebs, Esq.

Facsimile:          (617) 310-9288

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first Business Day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt, and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail by overnight delivery service a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

9.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.8, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.8 Headings; Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

9.9 Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

9.10 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law are applicable and except to the extent the laws of the Commonwealth of Massachusetts apply to the Merger).

9.11 Jurisdiction.

(a) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 9.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 9.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each party expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by each party to jurisdiction and service contained in this Section 9.11 is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUYER	PEOPLE’S UNITED FINANCIAL, INC.

	By:	/s/ John D. Barnes
	Name:	John D. Barnes
	Title:	President & CEO

MERGER SUB	BRIDGEPORT MERGER CORPORATION

	By:	/s/ Eric J. Appellof
	Name:	Eric J. Appellof
	Title:	President

BUYER BANK	PEOPLE’S UNITED BANK

	By:	/s/ John D. Barnes
	Name:	John D. Barnes
	Title:	President & CEO

COMPANY	LSB CORPORATION

	By:	/s/ Gerald T. Mulligan
	Name:	Gerald T. Mulligan
	Title:	President and Chief Executive Officer

COMPANY BANK	RIVER BANK

	By:	/s/ Gerald T. Mulligan
	Name:	Gerald T. Mulligan
	Title:	President and Chief Executive Officer